Exhibit 10.1

SECOND AMENDMENT TO SUBLEASE

THIS SECOND AMENDMENT TO SUBLEASE (this “Amendment”) is dated as of July 30, 2018, by and between GI TC ONE WILSHIRE SERVICES, LLC, a Delaware limited liability company (“Landlord”), and CORESITE ONE WILSHIRE, L.L.C., a Delaware limited liability company (formerly known as CRG West One Wilshire, L.L.C.) (“Tenant”).

R E C I T A L S:

A.        Landlord and Tenant are parties to that certain Lease dated as of August 1, 2007,  between Hines REIT One Wilshire Services, Inc. (predecessor-in-interest to Landlord) and Tenant (the “Original Lease”), as amended by that certain First Amendment to Sublease dated as of January 9, 2013, between Hines REIT One Wilshire Services, Inc. (predecessor-in-interest to Landlord) and Tenant (the “First Amendment to Sublease”, and the Original Lease as amended by the First Amendment to Sublease is referred to herein as the “Existing Lease”),  pursuant to which Landlord subleases to Tenant and Tenant subleases from Landlord certain space (the “Premises”) consisting of approximately 10,848 rentable square feet on the fourth (4th) floor of that certain office building located at 624 S. Grand Avenue, Los Angeles, California (the “Building”).  The Existing Lease is actually a sublease of the Premises, as Landlord is the tenant of the Premises pursuant to the Master Lease (as defined in Section 1.2.4 below).

B.         References to “the Lease” in this Amendment, and, following the date of this Amendment, references to “this Lease” in the Existing Lease shall all mean and refer to the Existing Lease, as amended by this Amendment.

C.         Concurrently with the execution of this Amendment,  GI TC One  Wilshire LLC (“Master Landlord”) and Landlord are executing an amendment (the “Master Lease Second Amendment”) to the Existing Master Lease (as defined in Section 1.2.2 below) to, among other things, extend the current lease term of the Master Lease for seven (7) years.   Master Landlord and Tenant executed that certain Seventh Amendment to Lease dated June 30, 2018 (the “CRG Direct Lease Seventh Amendment”) to, among other things, extend the current lease term of the Existing CRG Direct Lease (as defined in Section 1.2.1 below) for seven (7) years.

D.        Landlord and Tenant now desire to amend the Existing Lease to:  (i) consent to the Master Lease Second Amendment; (ii) extend the term of the Existing Lease; and (iii) modify various terms and provisions of the Existing Lease, all as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Capitalized Terms; Definitions.

1.1       Capitalized Terms.  Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Amendment shall have the same meaning given such terms in the Existing Lease.

1.2       Definitions.  From and after the date of  this Amendment, the following defined terms are added to, or amended in, as applicable, the Existing Lease:

1.2.1    “CRG Direct Lease” is amended and restated in its entirety to mean that certain Lease dated as of August 1, 2007, between Hines REIT One Wilshire, LLC (predecessor-in-interest to Master Landlord), as landlord, and Tenant, as tenant (the “Original CRG Direct Lease”), as amended by (i) First Amendment to Lease dated as of May 1, 2008, (ii) Second Amendment to Lease dated as of November 5, 2009, (iii) Third Amendment to Lease dated as of June 15, 2011, (iv) Fourth Amendment to Lease dated as of January 9, 2013, (v) Fifth Amendment to Lease dated as of May 29, 2015, (vi) Sixth Amendment to Lease dated as of April 29, 2016 (the Original CRG Direct Lease, as amended by the six amendments described above is referred to herein as the “Existing CRG Direct Lease”),  and (vii) the CRG Direct Lease Seventh Amendment.

1.2.2    “Master Lease” is amended and restated in its entirety to mean that certain Lease dated as of August 1, 2007, between Hines REIT One Wilshire, LLC (predecessor-in-interest to Master Landlord), as landlord, and Hines REIT One Wilshire Services, Inc. (predecessor-in-interest to Landlord), as tenant, (the “Original Master Lease”), as amended by that certain (i) First Amendment to Lease, dated January 9, 2013 (the Original Master Lease as amended by the First Amendment to Lease referenced above is referred to herein as the “Existing Master Lease”), and (ii) Second Amendment to Lease dated on or about the date of this Amendment.

2.         Consent to Master Lease Amendment.  Tenant consents to the Master Lease Second Amendment and all of the terms and provisions thereof.  Such consent is being provided by Tenant only as the subtenant under the Lease and shall have no impact on the CRG Direct Lease.

3.         Second Extended Term.  The Lease Term, which is currently scheduled to expire on July 31, 2022 (the “Existing Expiration Date”), is hereby extended for a period of seven  (7) years (the “Second Extended Term”) commencing on August 1, 2022 (the “Second Extended Term Commencement Date”), and expiring on July 31, 2029 (the “Second Extended Term Expiration Date”), unless sooner terminated, or further extended, as provided in the Lease.  All terms of the Existing Lease shall apply during the Second Extended Term; provided, however, that (i) the Base Rent payable by Tenant with respect to the Second Extended Term shall be as specified in Section 4 below; and (ii) Tenant shall have no rights to any allowance, credits or abatements or any options to expand, contract, renew or extend the Premises or the Lease Term, except as expressly provided in Section 5 below with respect to an option to extend the Lease Term; (iii) Landlord shall have no obligation to refurbish or otherwise improve the Premises or provide any allowance for the same; and (iv) the Premises shall be leased by Tenant during the Second Extended Term in its “as is” condition.

4.         Base Rent.  The Base Rent payable by Tenant during the Second Extended Term shall be determined in accordance with Section 3.2 of the Original Lease as if the Second Extended Term was an Option Term, with the Adjustment Dates for the Second Extended Term to be the Second Extended Term Commencement Date and each annual anniversary thereof.

5.         Option Terms.  Tenant shall continue to have three (3) consecutive options to further extend the Lease Term for a period of five years each with respect to the entire Premises pursuant to Section 2.2 of the Original Lease.

6.         Service Provider Agreement.  Landlord and Tenant are also parties to that certain Service Provider Agreement dated August 1, 2007, and agree that:  (i) the “Meet-Me Room Sublease” as that term is used in such Service Provider Agreement shall mean the Lease; (ii) the phrase “the expiration or earlier termination of the Meet-Me Room Sublease” in clause (i)(A) of Section 4.1 thereof, is intended to and shall include any renewal or extension of the Lease Term, including the extension for the Second Extended Term as provided for in this Amendment; (iii) the “Service Provider Main Lease” as that term is used in such Service Provider Agreement shall mean the CRG Direct Lease; and (iv) the phrase “the expiration or earlier termination of the Service Provider Main Lease” in clause (ii) of Section 4.1 thereof, is intended to and shall include any renewal or extension of the lease term of the CRG Direct Lease, including the seven (7) year lease extension provided for in the CRG Direct Lease Seventh Amendment.

7.         Address of Landlord.  Landlord’s address set forth in Section 11 of the Summary to the Original Lease, as amended by the First Amendment to Sublease, is deleted and replaced with the following:

“GI TC One Wilshire Services LLC

188 The Embarcadero, Suite 700

San Francisco, California  94105

Attention:  Asset Manager

With a copy to

GI TC One Wilshire LLC

c/o GI Property Manager (CA), Inc.

624 South Grand Avenue, Suite 2435

Los Angeles, California  90017

Attention:  Property Manager”

8.         CASp.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:

"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."

In furtherance of and in connection with such notice, Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (i) Tenant shall have the one-time right to make a request for and obtain a CASp inspection of the Premises ("Tenant CASp Inspection"); (ii) the Tenant CASp Inspection shall be conducted (a) during the Building Hours (as defined in the Original Lease), (b) only after 10 days' prior written notice to Landlord, (c) by a CASp designated by Landlord and without any damage to the Premises or Project, and (d) at Tenant's expense, including, without limitation, Tenant's payment of the fee for the Tenant CASp Inspection, and the fee for any reports prepared by the CASp in connection with the Tenant CASp Inspection (collectively, the "CASp Reports"); (iii) Tenant shall deliver a copy of any CASp Reports to Landlord within 3 business days after Tenant's receipt thereof; (iv) Tenant, at its expense, shall be responsible for making any improvements, alterations and/or repairs to or within the Premises (other than to the structural portions of the Building, except to the extent the structural modification is required as a result of Tenant’s operations in or improvements to the Premises) to correct violations of construction-related accessibility standards disclosed by the Tenant CASp Inspection as and to the extent required by Applicable Laws; and (v) if the Tenant CASp Inspection identifies any improvements, alterations and/or repairs necessary to correct violations of construction-related accessibility standards relating to (a) those items of the Project located outside the Premises and/or (b) any structural portions of the Building that are Landlord's obligation to perform as set forth in the Lease (except to the extent structural modifications are required as a result of Tenant’s operations in or improvements to the Premises), then Landlord shall perform such work as and to the extent required by Applicable Laws, and, except as may be provided in the next paragraph of this Section, Tenant shall reimburse Landlord for the cost of such work within 30 days after Tenant's receipt of Landlord's invoice therefor.

The parties hereby agree that if a CASp inspection is required to be obtained by Tenant by (1) a court order in a legal action initiated against Tenant or (2) a notice from a governmental authority, then (x) clause (i) and, to the extent in conflict which such court order or notice, clause (ii) of the immediately preceding paragraph shall not apply to such inspection, and (y) Tenant's reimbursement obligations set forth in clause (v) of the immediately preceding paragraph shall not apply, it being agreed that payment of costs for any work required by such inspection shall be governed by the provisions of the Lease applicable to compliance of the Premises and the Project with Applicable Laws.

9.         Brokers.  Landlord represents and warrants to Tenant that (i) it has had no dealings with any real estate broker or agent in connection with the negotiation and execution of this Amendment other than Hines Holdings, Inc. and Cushman & Wakefield of California Inc. (together, “Landlord’s Brokers”), whose commissions, if any, shall be paid by Landlord pursuant to a separate agreement between Landlord and each of Landlord’s Brokers); and (ii) it knows of no other real estate broker or agent who is entitled to a commission as a result of the representation of Landlord in connection with this Amendment.  Tenant represents and warrants to Landlord that (a) it has had no dealings with any real estate broker or agent in connection with the negotiation and execution of this Amendment, and (b) it knows of no real estate broker or agent who is entitled to a commission as a result of the representation of Tenant in connection with this Amendment.

Each of Landlord and Tenant agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the breach by the indemnifying party of any of such indemnifying party’s representations, warranties and/or covenants set forth above in this Section.

10.       Other Documents.  Any term defined in or provision incorporated into this Amendment by reference to any other agreement or instrument shall continue to have such definition or be so incorporated, as applicable, whether or not such other agreement or instrument then is in effect.

11.       Entire Agreement.  This Amendment contains the entire understanding of Landlord and Tenant with respect to the matters addressed herein, and no prior agreements or understandings between Landlord and Tenant relative to the matters addressed herein shall be effective after the execution of this Amendment.

12.       No Further Modification.  Except as set forth in this Amendment, all of the terms and provisions of the Existing Lease shall remain unmodified and in full force and effect.

13.       Counterparts.  This Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

14.       Electronic Signatures.  The exchange of copies of this Amendment and of signature pages by facsimile transmission, by electronic mail, or by any other electronic means, or by combination of such means shall constitute effective execution and delivery of this Amendment.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amendment has been executed by each of the parties as of the day and year written immediately below their respective signatures.

“LANDLORD”	GI TC ONE WILSHIRE SERVICES, LLC, a Delaware limited liability company

	By:	/s/ Tony Lin
	Name:	Tony Lin
	Its:	Authorized Person
	Date:	July 30, 2018

“TENANT”	CORESITE ONE WILSHIRE, L.L.C.,
a Delaware limited liability company

	By:	/s/ Paul Szurek
	Name:	Paul Szurek
	Its:	President and Chief Executive Officer
	Date:	July 30, 2018

CONSENT BY MASTER LANDLORD

The undersigned, as Master Landlord of the Master Lease referenced above, consents to this Amendment and all of the terms and provisions thereof, and agrees that (i) all references in the Lease to the “Lease” shall mean the Existing Lease, as amended by this Amendment, and (ii) all references in the Master Lease to the “CRG Sublease” shall mean the Existing Lease, as amended by this Amendment.

“MASTER LANDLORD”	GI TC ONE WILSHIRE LLC,
a Delaware limited liability company

	By:	/s/ Tony Lin
	Name:	Tony Lin
	Its:	Authorized Person